Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors – Will Lyons, (617) 532.8104, ir@enernoc.com
Media – Sarah McAuley, (617) 532.8183, news@enernoc.com

EnerNOC Reports Third Quarter 2008 Financial Results

Capital Efficient, Energy Cost Saving Solutions and

Continued Execution Drive Steady Growth

BOSTON, MA, November 10, 2008 — EnerNOC, Inc. (NASDAQ: ENOC), a leading developer and provider of clean and intelligent energy solutions, today announced financial results for the third quarter ended September 30, 2008.

“We believe that the appeal of our solutions is even more evident in the current market environment as utilities seek capital-efficient resources and end-users look to reduce their energy costs and drive productivity,” said EnerNOC Chairman and CEO, Tim Healy.  “Our demand response and energy efficiency applications are flexible, effective substitutes for capital-intensive supply-side infrastructure and deliver reliable, cost-effective, and clean capacity to the grid.”

“During the quarter, we drove record quarterly revenues and continued to increase our operational efficiency, while generating over $24 million of demand response payments and energy cost savings for our customer network.  We believe that our differentiated platform, revenue visibility, and strong cash position have us well on track to being cash flow positive from operations in the second half of 2009 and achieving profitability in 2010.”

Financial Summary

Revenues – The Company reported record revenues of $44.2 million for the third quarter of 2008, compared to $19.1 million for the same period in 2007, an increase of $25.0 million, or 131%.

Cost of Revenues – Cost of revenues for the third quarter of 2008 was $25.8 million, compared to $11.3 million for the same period in 2007, an increase of $14.5 million, or 129%.

Gross Profit/Gross Margin – Gross profit for the third quarter of 2008 was $18.4 million, compared to $7.9 million for the same period in 2007, an increase of $10.5 million, or 133%.  Gross margin was 41.6% for the third quarter of 2008, compared to 41.2% for same period in 2007.

Operating Expenses – Total operating expenses for the third quarter of 2008 were $21.1 million (including $2.5 million of non-cash stock-based compensation charges), compared to $12.0 million for the same period in 2007 (including $1.4 million of non-cash stock-based compensation charges), an increase of $9.1 million, or 75%.  The Company’s improved operating leverage was reflected in the increase in megawatts under management per full-time employee from 4.4 as of December 31, 2007 to 5.3 at the end of the third quarter of 2008.

Net Loss – Net loss for the third quarter of 2008 was $3.1 million (including $2.5 million of non-cash stock-based compensation charges), or $0.16 cents per basic and diluted share, compared to a net loss of $2.5 million (including $1.4 million of non-cash stock-based compensation charges), or $0.14 cents per basic and diluted share, for the same period in 2007.

Cash and Cash Equivalents – As of September 30, 2008, the Company had cash and cash equivalents totaling $53.3 million, a decrease of $17.0 million from cash and cash equivalents as of December 31, 2007.

Unbilled Revenue – As of September 30, 2008, the Company had unbilled revenue of $18.6 million.  Under certain contracts and programs, the period during which the Company is obligated to perform may be shorter than the period over which it receives payments under such contracts or programs.  In these cases, the Company records revenue over the mandatory performance obligation period, and a portion of the revenue that has been earned is recorded and accrued as unbilled revenue.

Business Update

EnerNOC’s third quarter 2008 business highlights included:

•                 Increasing demand response megawatts under management as of September 30, 2008 to over 1,760, not all of which generated revenue during the quarter.

•                 Expanding its commercial, institutional, and industrial demand response customer network to over 1,400 customers across 3,400 sites.

•                 Dispatching demand response resources in its network 58 times during the quarter, bringing the Company’s performance year to date to 98% based on nominated versus delivered capacity.

•                 Signing provider contracts with both the State of Rhode Island and the State of Vermont that facilitate the enrollment of government facilities within those two states in EnerNOC’s demand response network.

•                 Signing a new Clean Gen contract with San Diego Gas & Electric (SDG&E) to provide up to 25 additional megawatts of capacity in SDG&E’s service territory.  This contract is subject to regulatory approval.

•                 Qualifying its energy efficiency solution for Class III renewable energy credits in the State of Connecticut.  This is the first instance of a monitoring-based commissioning initiative qualifying as a renewable energy source that can be counted toward Connecticut’s aggressive renewable energy portfolio standard.

•                 Entering into a $35 million secured credit and term loan facility with Silicon Valley Bank, a portion of which has been used to pay off the $4.4 million outstanding balance of the Company’s credit facility with BlueCrest Capital, L.P.  The Company anticipates using the $30.6 million balance of this new secured facility primarily to fund credit requirements to grid operators and utilities and for other general corporate purposes.

Company Update

•                  Subsequent to the end of the third quarter, the Company appointed James L. Turner to its Board of Directors.  Mr. Turner is president and chief operating officer of U.S. Franchised Electric and Gas for Duke Energy Corporation and currently serves on the Board of Directors of the Electric Power Research Institute.

•                  Subsequent to the end of the third quarter, the Company has sold approximately 100 new megawatts, bringing its demand response megawatts under management as of the date of this release to over 1,850.

Financial Outlook

The Company reiterates its full year 2008 revenue guidance of between $101 million and $107 million.  Revenue for the fourth quarter of 2008 is expected to be approximately $19 million, primarily as a result of the Company having already recognized in the second and third quarters of 2008 the capacity-based revenue from PJM’s 2008-2009 Emergency Load Response Program.  The Company continues to expect its 2008 gross margin to be higher than its full year 2007 gross margin of 36% and is currently trending in line with its most recent operating expense guidance.  The Company continues to expect to have between 2,000 and 2,200 megawatts of demand response capacity under management by the end of 2008 and to generate positive cash flow from operations in the second half of 2009, with 2010 being its first full year of profitability.

Webcast Reminder

As previously announced, EnerNOC’s Chairman and Chief Executive Officer, Tim Healy, President, David Brewster, and Chief Financial Officer, Neal Isaacson, will host a conference call today at 5:00 p.m. ET to discuss details regarding the Company’s third quarter performance, as well as other forward-looking information about the Company’s business.  Domestic callers may access the earnings conference call by dialing 877-675-4749 (International callers, dial 719-325-4879).  Investors and other interested parties may also go to the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call.  To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through November 24, 2008.  The replay can be accessed by dialing 888-203-1112.  International callers should dial 719-457-0820.  The replay passcode for all callers is 7031449.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to utilities and electric power grid operators, as well as commercial, institutional, and industrial customers. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to utilities and grid operators on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance, the future growth and success of the Company’s demand response and energy management solutions, the appeal of the Company’s solutions to utilities and end-users of electricity and the Company’s ability to create long term value for its shareholders, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain of the Company’s contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies.  There can be no assurance that such approvals will be obtained.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended June 30, 2008, as filed with the Securities and Exchange Commission on March 28, 2008 and August 13, 2008, respectively, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: EnerNOC, Inc.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except for share and per share data)

EnerNOC, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$44,152	$19,139	$86,450	$41,126
Cost of revenues	25,792	11,258	52,748	26,232
Gross profit	18,360	7,881	33,702	14,894

Operating expenses:
Selling and marketing expenses	8,202	4,362	20,949	11,840
General and administrative expenses	11,736	6,699	34,217	18,036
Research and development expenses	1,195	985	3,627	1,824
Total operating expenses	21,133	12,046	58,793	31,700
Loss from operations	(2,773)	(4,165)	(25,091)	(16,806)
Interest and other income (expense), net	(265)	1,640	775	2,261
Loss before income tax expense	(3,038)	(2,525)	(24,316)	(14,545)
Provision for income tax expense	(22)	—	(180)	—
Net loss	$(3,060)	$(2,525)	$(24,496)	$(14,545)

Basic and diluted net loss per share	$(0.16)	$(0.14)	$(1.26)	$(1.30)

Weighted average basic and diluted shares used in computation	19,606,287	18,153,491	19,406,811	11,214,704

EnerNOC, Inc.

Selected Balance Sheet Information

(Unaudited)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$53,268	$70,242
Restricted cash, including non-current	1,894	3,018
Marketable securities	4,900	15,500
Accounts receivable	15,536	10,134
Unbilled revenues	18,643	—
Deposits, including non-current	8,910	14,451
Property and equipment, net	28,451	23,195
Total assets	152,285	155,584
Liabilities & Stockholders’ Equity
Deferred revenue	234	2,403
Total long-term debt, including current portion	4,574	6,091
Stockholders’ equity	108,330	122,417
Total liabilities and stockholders’ equity	152,285	155,584

EnerNOC, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2008	2007

Cash used in operating activities	$(14,482)	$(6,591)
Cash used in investing activities	(1,344)	(35,121)
Cash (used in) provided by financing activities	(1,148)	106,318
Net (decrease) increase in cash and cash equivalents	$(16,974)	$64,606